STANDARD COMMERCIAL CORPORATION
                           2201 Miller Road
                      Wilson, North Carolina  27893
                    __________________________________

                  Notice of Annual Meeting of Shareholders
                        To Be Held August 9, 1994
                    __________________________________




Dear Shareholder:

  You are cordially invited to attend the 1994 Annual Meeting of Shareholders of Standard Commercial Corporation at the Wilson Country Club off West Nash Road in Wilson, North Carolina on Tuesday, August 9, 1994 at 12 noon to:

        (a)    elect three directors;

        (b) approve an amendment to the Company's Articles of Incorporation to increase its authorized Common
               Stock to 100,000,000 shares;

        (c) ratify the appointment of Deloitte & Touche as the Company's independent auditors for fiscal 1995;
               and

        (d) transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on June 13, 1994 will be entitled to vote at the meeting.

                                         Sincerely,


                                     J. Alec G. Murray
                                          President

July 15, 1994



      You are invited to a luncheon immediately following the meeting. If you plan to attend, please complete and return the enclosed card direct to the Company or telephone 919/291-5507 Ext 272. Entrance to the Wilson Country Club off West Nash Road is two miles northwest of the intersection of Ward Boulevard and West Nash Street in Wilson.

PLEASE VOTE YOUR SHARES PROMPTLY BY COMPLETING AND RETURNING YOUR PROXY IN THE ENVELOPE PROVIDED.

                      STANDARD COMMERCIAL CORPORATION
                     __________________________________

                             Proxy Statement

                     Annual Meeting of Shareholders
                            August 9, 1994
                     __________________________________


  The accompanying proxy is solicited by the Board of Directors. A shareholder giving a proxy may revoke it at any time before it is exercised. Shareholders of record at the close of business on June 13, 1994 will be entitled to vote at the meeting or any adjournments thereof. It is expected that proxy material will be mailed on or about July 15, 1994.


                     ELECTION OF DIRECTORS

  The Company's Articles of Incorporation divide the Board of Directors into three classes as nearly equal in number as possible, each of which serves for three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term. Three of the present directors, R. Anthony Garrett, Henry R. Grunzke and Ery W. Kehaya, who were elected by the shareholders for three-year terms expiring at this Annual Meeting, have been nominated for three-year terms expiring at the Annual Meeting in 1997. Seven of the present directors were elected for three-year terms expiring at the Annual Meetings in
1995 and 1996 and will remain in office.   Each shareholder of
record at the close of business on June 13, 1994 is entitled to one vote per share of common stock so held for the election of each of the persons nominated.


        INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

  The information that follows as to the principal occupations and directorships and the number of shares of the Company's common stock beneficially owned, directly or indirectly, has been furnished to the Company by such persons.


Name, Age and Year                                   As of May 25, 1994
First Became Director    Principal Occupation       Shares Owned  % Class
                         During Past Five Years

                    Nominees for Terms Expiring in 1997

R. Anthony Garrett     Retired 1979; former Chairman     455        *
Age 75, Director 1980  and Managing Director
                       Imperial Tobacco Limited (UK)


Henry R. Grunzke       Commercial Director - Wool      1,155        *
Age 62, Director 1987  Division


<F1>
Ery W. Kehaya          Chairman of the Board and   2,797,338      32.7
Age 70, Director 1949  retired Chief Executive
                       Officer

Name, Age and Year                                         As of May 25, 1994

First Became Director    Principal Occupation During      Shares Owned   % of
Class                    Past Five Years

                 Directors Continuing in Office Until 1995

Anthony A.D. Arrowsmith  Chief Financial Officer since       2,947         *
Age 45, Director 1988    January  1991 and Senior Vice
                         President; previously served
                         as Vice President and Financial
                         Director - Wool Division

<F2>
William S. Barrack, Jr.  Retired; former Senior Vice         1,012         *
Age 64, Director 1992    President-Texaco Inc., and
                         director, Caltex Petroleum
                         Corporation; director,
                         International Executive Service
                         Corps; and Board of Visitors,
                         University of Pittsburgh

J. Anthony Johnston     Chairman - Wool Division              4,405        *
Age 59, Director 1991   since April 1994 Chief
                        Executive - Wool Division
                        since January 1991,
                        previously served as a
                        Commercial Director

<F3>
J. Alec G. Murray       President since April 1994          181,967       2.1
Age 57, Director 1977   and Chief Executive
                        Officer since January 1991;
                        previously served as Vice
                        Chairman, Executive Vice-
                        President and Chief Financial
                        Officer, and Chairman - Wool
                        Division


                 Directors Continuing in Office Until 1996

<F4>
Marvin W. Coghill      Chairman of Tobacco Division;        370,851       4.3
Age 60, Director 1974  prior to April 1994, President
                       and Chief Operating Officer

William A. Ziegler     Formerly partner and presently         3,289        *
Age 69, Director       consultant Sullivan & Cromwell,
                       attorneys

<F5>
Thomas M. Evins, Jr.   Regional Manager - North American     97,090       1.1
Age 54, Director 1992  Tobacco Operations since October
                       1993; President, Adams Company,
                       a subsidiary acquired in June 1992

______________________
*   Less than one percent.
<F1>
1 Excludes 100,000 shares in a charitable remainder trust but, includes 54,531 shares owned by his wife and 568,405 shares (6.6%) held by Mr. Kehaya as trustee for his children as to which he disclaims beneficial ownership.
<F2>
2   Includes 500 shares owned by his wife.
<F3>
3   Includes 10,373 shares owned by his wife.
<F4>
4 Includes 793 shares owned by his wife and 2,192 shares held for his account by trustee of 401(k) Savings Plan.
<F5>
5   Includes 279 shares held for his account by trustee of 401(k)
    Savings Plan

    Mr. Murray was inadvertently one day late in filing a Form 4 to report the purchase of 1,000 shares in April 1993.

    There are no family relationships among any of the directors and executive officers except that Ery W. Kehaya is the father of Ery W. Kehaya II, a Vice President of the Company.

                         PRINCIPAL SHAREHOLDERS

    The following table sets forth at May 25, 1994 the common stock owned beneficially, according to advice received by the Company, by each 5% or larger shareholder and by all officers and directors as a group:

   Name and Address                 Shares Owned               % of Class

<F1>
    Ery W. Kehaya                    2,797,338                     32.7
    810 Saturn Street
    Jupiter, Florida 33477-4456

<F2>
    Wellington Management Company      571,618                      6.2
    75 State Street
    Boston, Massachusetts 02109

<F3>
    Dibrell Brothers, Incorporated     849,300                      9.9
    512 Bridge Street
    Danville, Virginia 23212

<F4>
    All directors and
    officers as a group               3,703,154                    43.2
    __________________________
<F1>
    1 Includes 54,531 shares owned by spouse and 568,405 shares (6.6%) held by Mr. Kehaya as trustee for his children. Does not include 100,000 shares in charitable remainder trust created by Mr. Kehaya.

<F2>
     2 The shares are owned by investment counselling client of Wellington Management Company, which has shared voting or dispositive power. Includes 66,518 shares issuable upon conversion of seven and a quarter percent Convertible Subordinated Debentures due 2007.
<F3>
    3 As of April 12, 1994 according to amended Schedule 13D filing.

<F4>
    4    Includes 3,973 share  held by trustee of 401(k)
         Savings Plan, 70,257 shares owned by spouses and 607,265 shares held in trust or as a custodian for children.

                     BOARD OF DIRECTORS AND COMMITTEE MEETINGS

    The committees established by the Board of Directors to assist it in the discharge of its responsibilities are an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee.

    The Executive Committee consists of J. Alec G. Murray, Marvin
W. Coghill, Anthony A.D. Arrowsmith and J. Anthony Johnston.
This committee meets on call and has authority to act on most matters during the intervals between Board meetings. During the last fiscal year, the committee acted on various matters by unanimous written consents.

    The Audit Committee, which met six times during the last fiscal year, consists of William S. Barrack, Jr., R. Anthony Garrett and William A. Ziegler, none of whom have been employees of the Company. This committee is primarily concerned with the effectiveness of the audits of the Company by its independent public accountants. Its duties include recommending the selection of independent accountants, reviewing the scope of the audits and the results thereof, and reviewing the organization and scope of the Company's internal systems of financial control and accounting policies followed by the Company.

    The Compensation Committee, which met five times during the last fiscal year, consists of R. Anthony Garrett, William S. Barrack, Jr., A. Winniett Peters (not standing for re-election) and William A. Ziegler. No current officer of the Company serves on the Committee and there are no interlocking relationships. This committee is primarily concerned with administering the Performance Improvement Compensation Plan, determining compensation of officers and oversight of the Company's pension plans.

    The Nominating Committee, which met four times during the last fiscal year, consists of William A. Ziegler, Marvin W. Coghill, J. Alec G. Murray and A. Winniett Peters (not standing for re-election). This committee is primarily concerned with recommending to the full Board of Directors candidates for election as directors. The Committee will consider candidates recommended by shareholders. Such recommendations should be sent to the Nominating Committee, c/o Guy M. Ross, Secretary, Standard Commercial Corporation, 2201 Miller Road, Wilson, North Carolina 27893.

    The Board of Directors held six meetings during the last fiscal year. Each director attended at least 75% of the meetings of the Board and its committees on which the director served.

                  DIRECTORS' COMPENSATION

    Directors who are not employees of the Company receive an annual retainer of $15,000 for serving on the Board of Directors and $10,000 for serving on Committees of the Board. In addition to director's fees, Mr. Kehaya receives $35,000 per annum for serving as Chairman of the Board.


         EXECUTIVE COMPENSATION SUMMARY COMPENSATION TABLE

       The following table sets forth information concerning the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for services in all capacities in the fiscal years ended March 31, 1994, 1993 and 1992.

                                                                  Long-Term
<F1><F2>                                                         Compensation
                     Annual Compensation      All Other           Restricted
Name and Principal    Year       Salary    Bonus   Compensation   Stock Awards
Position

J. Alec G. Murray    1994       $350,000     $-0-      $-0-         $20,260
President and        1993        340,000    55,000      -0-           -0-
Chief Executive      1992        280,000    50,000      -0-           -0-
Officer

Marvin W. Coghill    1994        310,000      -0-       4,700        19,080
Chairman-Tobacco     1993        300,000    45,000      4,400         -0-
 Division            1992        250,000    40,000      4,200         -0-

Anthony Arrowsmith   1994        224,200      -0-        -0-         12,900
Senior Vice          1993        201,300    45,200       -0-          -0-
President            1992        173,000    34,500       -0-          -0-
Chief Financial
Officer

*Thomas M. Evins Jr. 1994        185,000      -0-        3,700      11,490
Regional Manager     1993        141,700    30,000       1,700        -0-
American Tobacco
Operations

J. Anthony Johnston  1994        173,400      -0-         -0-        6,280
Chairman - Wool      1993        177,100     15,100       -0-         -0-
Division             1992        169,400     25,900       -0-         -0-
  ________________________________
  *        Not an employee prior to June 1, 1992.  At March 31,
      1993, his salary was at the rate of $170,000 per annum.
<F1>
 1         Employer contributions under the Company's 401(k)
      Savings Incentive Plan.  Eligible full-time salaried
      employees in the United States may contribute the lesser of
      18% of base pay or the maximum amount ($9,240 in calendar
      1994) permitted under the Internal Revenue Code.  Employee contributions are partially matched with employer
      contributions in the form of common stock of the Company.
      Noncash personal benefits for the persons named above did
      not exceed the lesser of $50,000 or 10% of the cash
      compensation reported.
<F2>
 2         These awards were based on fiscal 1993 performance.
      The dollar values shown in this column were calculated by multiplying the number of shares issued by the closing market price ($15.50) of the Company's Common Stock on the date of issuance.

           The number and dollar values of restricted shares held at March 31, 1994 by the persons named in the table were as follows: Mr. Murray - 1307 shares ($20,420); Mr. Coghill - 1231 shares ($19,230); Mr. Arrowsmith - 832 shares ($13,000); Mr. Evins Jr. - 741 shares ($11,580); and Mr. Johnston - 405 shares ($6,330). Each recipient of restricted stock has all the rights, including voting and dividends, of other shareholders, subject to certain restrictions and forfeiture provisions.

           For fiscal 1995 the base compensation of certain executive officers has been reduced between five and fifteen percent.

Retirement Plans

           There is a Defined Benefit Pension Plan provided for participating employees in the United States who retire directly from the Company or who terminate service with vested rights.
The Company pays the full cost of the Plan, determined on the basis of an independent actuarial valuation, into an independently maintained trust fund. Generally, full-time salaried employees who are at least 21 years old and have been employed for at least one year are covered by the Plan. The right to receive benefits under the Plan is 100% vested after five years of service. The monthly benefit payable upon retirement is based on average compensation for the three highest years multiplied by various factors for each year of service up to 40. The definition of compensation includes amounts deferred under the 401(k) Savings Incentive Plan and Pretax Medical Plans, but excludes bonuses and other awards. The benefit normally is computed in the form of a straight-life annuity, or the actuarial equivalent thereof under other options specified in the Plan. In addition, an immediate benefit is provided to the surviving spouse upon death of an active or disabled participant. The maximum annual benefit payable from this Plan is limited by
Section 415 of the Internal Revenue Code to $118,800 in 1994.

           A nonqualified Supplemental Retirement Plan provides such benefits from the Company's general funds as would otherwise be provided under the above tax-qualified Plan except for Internal Revenue Code limitations on amounts which may be paid out of a tax-qualified Plan.

           The table below shows representative total annual retirement benefits payable to an employee retiring in 1994 under the above Plan for specified levels of compensation and years of service computed as a straight-life annuity at age 65.

                    Years of Credited Service at Age 65
      Average
    Compensation     15        20        25         30        35         40

     $100,000    $23,500     31,400    $39,200    $47,000   $53,600   $57,400
      150,000     36,600     48,900     61,100     73,300    83,600    89,200
      200,000     49,800     66,400     82,900     99,500   113,600   121,100
      250,000     62,900     83,900    104,800    125,800   143,600   153,000
      300,000     76,000    101,400    126,700    152,000   173,600   184,900
      350,000     89,100    118,900    148,600    178,300   203,600   216,700
      400,000    102,300    136,400    170,400    204,500   233,600   248,600

           There is a noncontributory pension plan in the United
Kingdom which provides benefits generally similar to the United
States Plan described above.  Messrs. Murray, Arrowsmith and
Johnston are members of the UK plan.

           As of March 31, 1994, for pension calculation purposes, Messrs. Murray, Coghill, Arrowsmith and Johnston had 25, 36, 13, and 2 years of Credited Service, respectively. The compensation covered by the Retirement Plans in 1994, 1993 and 1992 for each executive officer listed in the Summary Compensation Table, other than Mr. Evins, is equal to the amount shown as salary in the Table. Mr. Evins is presently not a participant in either the Pension or Supplemental Retirement Plans.

Performance Improvement Compensation Plan

           On August 11, 1992 the shareholders of the Company approved the adoption of a Performance Improvement Compensation Plan (the "Plan") which is administered by the Compensation Committee of the Board of Directors. The Plan allows the grant of a number of different types of equity based compensation vehicles. Awards under the Plan may be made to participants in the form of incentive stock options, nonqualified stock options, discounted stock options, restricted stock, stock appreciation rights, phantom stock, stock awards, performance shares and deferred stock. A maximum of 500,000 shares of Common Stock may be issued under the Plan. To date provision has been made solely for the grant of restricted stock awards.

           The restricted stock awards granted are subject to forfeiture for a period of seven years if a recipient's employment is terminated other than because of death, disability or retirement after age 62 under certain conditions. The Compensation Committee may also waive the restriction. The recipient of an award may vote the stock and is entitled to cash dividends.


                COMPENSATION COMMITTEE REPORT

           The compensation of the executive officers is determined by the Compensation Committee.

Compensation Objectives

           In determining the total compensation of an executive officer the Committee has in mind the necessity of attracting and retaining exceptionally competent employees and motivating them to achieve maximum long-term profitability of the Company. Compensation paid comparable executive officers by competitors is taken into account, along with the performance of the individual and of the activities for which he is responsible.

Compensation Arrangements

           Apart from benefits, which are dealt with in the accompanying tables, an executive officer's total compensation consists of base salary, cash bonus and awards of restricted shares of the Company's common stock under the Performance Improvement Compensation Plan.

           Base Salary. In determining base salaries for the executive officers, the Committee examines available reports regarding salaries paid by competitors and in industry generally and considers the executive officer's responsibilities, the past and present performance of the individual and of the activities for which he is responsible, and future potential.

          Cash Bonus. The same factors considered in determining base salaries are considered in determining cash bonuses paid to executive officers although somewhat more weight is given to immediate past performance of the individual and the activities for which he is responsible than in determining base salaries. Weight is also given to the performance of the Company. As a result, cash bonuses for fiscal 1994 were eliminated.

           Restricted Stock. At the annual meeting on August 11, 1992 the shareholders approved the Performance Improvement Compensation Plan (the "Plan"), authorizing the Committee to make effective for designated employees various arrangements based on shares of Company stock. On June 14, 1993 the Committee adopted the Restricted Stock Plan (the "RSP") as a means of awarding those employees, to the extent certain performance objectives are met, restricted shares of the Company's common stock pursuant to the Plan. In doing so, the Committee had in mind not only the objectives generally applicable to the Company's compensation arrangements, but causing participating employees to own more shares of the Company's stock than might otherwise be the case and to identify more closely with shareholder interests. The Company's executive officers are among those who have been designated as eligible to participate. The RSP calls for awards of restricted stock being made on the basis of overall Company performance in terms of return on shareholders' equity. No awards are made on account of a year in which return on shareholders' equity is not at least equal to a threshold figure. The Committee establishes a target return on shareholders' equity for the year and the pool that will be available if that target is achieved. Correspondingly more or fewer shares are awarded to the extent the target is exceeded or not achieved. Part of the pool is awarded to eligible corporate staff employees. The balance is divided between eligible employees in business segments, the amount allocated to each segment depending on the relative operating incomes and operating returns on investment of those segments. The Committee has the discretion to adjust awards because of changed conditions or for other reasons.
Shares awarded pursuant to the Plan remain restricted for seven years, except in the case of recognized exceptions.

Chief Executive Officer's Compensation

           In determining Mr. Murray's base salary for the last fiscal year, the Committee took into consideration primarily the base salaries paid to chief executive officers by the Company's principal competition and an appropriate relationship between Mr. Murray's base salary and those of the executive officers reporting to him.

          During the year the Committee will consider the deductibility and performance-based compensation issues raised by
Section 162(m) of the Internal Revenue Code. The Committee, however, does not expect the compensation paid to any executive officer of the Company in fiscal 1995 will exceed the $1 million deductibility threshold of Section 162(m).

           This report has been provided by the Compensation
Committee:  R. Anthony Garrett (Chairman), William S. Barrack,
Jr., A. Winniett Peters and William A. Ziegler.


                         PERFORMANCE GRAPH

           The following graph compares total return, including reinvestment of dividends, on the Company's Common Stock to the total returns of the Standard & Poor's 500 Stock Index and a Composite Group Index (as defined below) for the last five fiscal years ending March 31, 1994. The comparison assumes a $100 investment on March 31, 1989 in (1) Standard Commercial Common Stock, (2) the Standard & Poor's 500 Index and (3) the Composite Group Index, and shows in each case the change in stock price and dividends paid (assuming dividend reinvestment) over the ensuing five years.

           $300 ____________________________________________________


      [The graph shows that the Composite Group Index and the S&P 500
       Index outperformed the Company for the entire period except for a period during the 1992 and 1993 fiscal years.]

           $200 _____________________________________________________

                      [Graph inserted]
           $100 _____________________________________________________



             $0 ______________________________________________________

                1989      1990      1991     1992        1993     1994

     Standard Commercial              S&P 500             Composite Group


NOTE: The past performance shown in the graph above is not necessarily indicative of future performance.

           The Composite Group Index combines the weighted total return, based on the average month-end market capitalization, of the other three publicly traded leaf tobacco dealers (Dibrell Brothers, Incorporated; Monk-Austin, Inc. and Universal Corporation)) and Forstmann & Co., Inc. as being representative of the wool industry. The Composite Group Index is calculated by adding the products of 70% times the total return of the other three leaf dealers and 30% times Forstmann's total return. The 70:30 ratio approximates the Company's average business in each segment during the past five years.

           Anything to the contrary notwithstanding in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporates future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report and Performance Graph shall not be incorporated by reference into any such filings.

PROPOSAL TO INCREASE AUTHORIZED STOCK

           The Board of Directors recommends amending the Articles of Incorporation to increase the Company's authorized common stock from 20,000,000 shares ($.20 par value) to 100,000,000 shares ($.20 par value).

           On April 5, 1994, the Board of Directors adopted a Shareholder Protection Rights Plan ("Rights Plan") to protect shareholders against attempts to acquire control of the Company by any person or entity when the Board believes such change of control is not in the best interests of the shareholders. Under the Rights Plan certain Rights attached to the common stock.
Each Right may in the future entitle a holder to purchase common stock for $60 per share. If anyone other than members of the Kehaya family acquires 10% or more of the outstanding common stock, the Board may decide that (i) the Rights owned by such person or transferees will become void and (ii) each other Right will automatically become a Right to buy, for the exercise price of $60 that number of shares of common stock having a market value of twice the exercise price. Thus, if market value of a share were $20, a Right would entitle the holder to buy six shares for $60. The present authorized stock is not large enough to accommodate any such possibility. At the present time Dibrell Brothers, Incorporated owns 849,300 shares of the Company's common stock (9.9%) and additional acquisitions by it may require making the Rights exercisable.

          Subject to stockholder approval the amendment would become effective upon the filing of an amendment to the Company's
Article of Incorporation with the Secretary of State of North
Carolina, which would be expected to occur shortly after shareholder approval of the amendment. As of May 25, 1994 the Company had issued 10,914,342 shares of common stock (including
2,346,318 shares owned by a subsidiary of the Company) out of the total of 20,000,000 shares presently authorized for issuance. In addition the Company has reserved for issuance 300,000 shares of common stock for possible conversion of its outstanding Series A
Preferred Stock; 1,900,000 shares for possible conversion of its outstanding seven and a quarter percent Convertible Subordinated
Debentures due March 31, 2007; approximately 500,000 shares for issuance under the Company's Performance Management Compensation Plan; and an aggregate of approximately 300,000 shares for issuance under the Company's Dividend Reinvestment Plan and as contributions to the Company's 401(k) Savings Incentive Plan.

           While the Company has no immediate plans, nor are there any existing or proposed agreements or understandings to issue any of the additional shares of common stock which are the subject of this proposal (other than as described above), the Board of Directors believes that the increased number of authorized shares of common stock contemplated by the proposed amendment is desirable in order that additional shares be available for issuance from time to time, without further action or authorization by the shareholders (except as required by law or the New York Stock Exchange on which the Company's securities are listed), if needed for such proper corporate purposes as may be determined by the Board of Directors. Such corporate purposes might include the raising of additional capital funds or other investments made through the issuance of additional shares, the acquisition by the Company of stock or assets of other companies, and/or the distribution of additional shares to the Company's shareholders and employees. The Company may choose to offer additional shares of common stock from time to time in an attempt to raise funds for working capital and/or general corporate purposes.

           The increase in authorized shares will allow the Board of Directors to move promptly to issue additional shares if appropriate contingencies or opportunities should arise. Depending upon the circumstances, the issuance of additional authorized shares may be authorized by the Board of Directors without any requirement of further shareholder approval. If the proposed amendment is approved, the consummation of any future plans to issue any additional shares would be facilitated because the delay and expense incident to the calling of a special meeting of the Company's shareholders, in cases when such meetings would not otherwise be required, would be avoided. Shareholders will have no preemptive rights under the Company's Articles of Incorporation to subscribe to any of such newly issued shares.

           The Board of Directors' primary intention in submitting this proposal for shareholder approval is to provide the Board and the Company's management with the flexibility described above and to enable the Company to issue shares, if necessary, under the Rights Plan. An increase in the Company's authorized shares of Common Stock may be viewed as having an "anti-takeover" effect. In addition to use under the Rights Plan the additional shares of common stock authorized may be used to create voting impediments with respect to changes in control of the Company by diluting the stock ownership of holders of common stock seeking a change in control of the Company. An increase in the authorized shares of common stock of the Company would provide the Board of Directors with a larger number of unissued and unreserved shares to issue as it deems appropriate. The issuance of such shares could be used to defend against the acquisition of the Company by means of a merger or tender offer by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on shareholders who might want to vote in favor of such merger or participate in such tender offer.

           This proposal should not be viewed as part of a plan by the Company's management to effect any further "anti-takeover" measures. Except as indicated above, the Board of Directors has no present intention to cause additional shares to be issued for any "anti-takeover" purpose.

           A quorum for the purpose of acting on this proposal requires the presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of common stock entitled to vote. Approval of the proposal requires the affirmative vote of the holders of a majority of the shares of common stock outstanding. Abstentions and broker non-votes (i.e., proxies as to which a broker grants no authority with respect to this proposal) will have the same effect as a vote against this proposal, but the shares represented by such an abstention or broker non-vote shall be considered present at the meeting for purposes of determining whether a quorum is present.

           VOTING RIGHTS AND PROXY - On May 25, 1994, the Company had outstanding 8,568,024 shares of common stock, all of one class and each share entitled to one vote. Shares cannot be voted at the meeting unless the owner is present or represented by proxy. A proxy may be revoked by the shareholder at any time before it is voted.

          The election of directors requires a plurality of the votes cast and the appointment of the Company's auditors requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number off votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and broker nonvotes are counted only for purposes of determining whether a quorum is present at the meeting. The vote required to authorize the increase in the authorized common stock is described under the heading, "Proposal to Increase Authorized Stock."

           Unless a shareholder specifies otherwise in a proxy, it will be voted FOR the election as director of the three nominees listed under the caption "Election of Directors" herein; FOR the increase in the Company's authorized common stock; and FOR approval of the appointment of Deloitte & Touche as the Company's independent auditors for fiscal 1995,

           INDEPENDENT PUBLIC ACCOUNTANTS - The firm of Deloitte & Touche audited the financial statements of the Company in 1994 and, subject to shareholder ratification, the Board of Directors has reappointed this firm as the Company's Independent Public Accountants for fiscal 1995. Representatives of Deloitte & Touche will be present at the Annual Meeting, and will have an opportunity to respond to questions relating to their audit of the Company's financial statements and to make a statement if they so desire.

           SHAREHOLDER PROPOSALS - Proposals of shareholders intended to be presented at the 1995 Annual Meeting of Shareholders must be received by the Company before March 2, 1995.

           SOLICITATION OF PROXIES - The cost of soliciting proxies in the accompanying form will be borne by the Company.
In addition to solicitations by mail, employees of the Company may solicit proxies in person or by telephone.

           At the time of mailing this Proxy Statement, the management is not aware of any matters not referred to herein to be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the shares represented by the proxies will be voted with respect thereto in accordance with the judgment of the persons voting them.


                                              Guy M. Ross

                                               Secretary

July 15, 1994

                      STANDARD COMMERCIAL CORPORATION

          Proxy solicited on behalf of the Board of Directors



       The undersigned hereby appoints Guy M. Ross, Keith H. Merrick and Hampton R. Poole, Jr., proxies, each with full power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of STANDARD COMMERCIAL CORPORATION to be held at the Wilson Country Club off West Nash Road in Wilson, North Carolina, on August 9, 1994 and at any adjournments thereof.

(1) ELECTION OF DIRECTORS:  [] FOR all nominees    [] VOTE WITHHOLD
                               listed below


       (INSTRUCTION: To withhold vote for individual nominee(s), strike a line through the name(s) in the list below.)

    Three-year term:  R.. Anthony Garrett, Henry R. Grunzke  and Ery W. Kehaya

(2) Amendment of the Articles of Incorporation to increase the authorized Common Stock to 100,000,000 shares.

       []  FOR             []  AGAINST             []  ABSTAIN

(3) Ratification of the appointment of Deloitte & Touche as the Company's independent auditors for fiscal 1995.

       []  FOR              []  AGAINST             []  ABSTAIN

(4) In the discretion of such proxies, upon such other business as may properly come before the meeting.


           (Continued, and to be signed on the other side)

                      (Continued from other side)


       A MAJORITY OF SAID PROXIES OR THEIR SUBSTITUTES WHO SHALL
BE PRESENT AND ACT, OR IF ONLY ONE SHALL BE PRESENT AND ACT, THEN
THAT ONE SHALL HAVE AND MAY EXERCISE ALL THE POWERS OF SAID
PROXIES HEREUNDER.

      Dated............................................., 1994



           ..............................................

                           [Signature(s)]


           ..............................................
                           [Signature(s)]

     Please date and sign as name(s) appear hereon. When shares are held by joint tenants, both should sign. When signing on behalf of a corporation, partnership, estate, trust or other shareholder, state your capacity or otherwise indicate that you are authorized to sign.



NOTE:  PLEASE, COMPLETE, SIGN AND RETURN AS SOON AS POSSIBLE IN
       ENCLOSED ENVELOPE.

                      SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a)
               of the Securities Exchange Act of 1934
                          (Amendment No.   )


Filed by the Registrant [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to 240.14a-11(c) or
      240.14a-12

                     STANDARD COMMERCIAL CORPORATION
             (Name of Registrant as Specified in its Charter)

                   Standard Commercial Corporation
               (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(j)(2).

[ ]   $500 per each party to the controversy pursuant to Exchange
      Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules
      14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:


______________________________________________________________

      2) Aggregate number of securities to which transaction applies:


______________________________________________________________

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
            0-11:1


______________________________________________________________

      4)    Proposed maximum aggregate value of transaction:


______________________________________________________________

<F1>
  Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ]   Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:

            _____________________________________________

      2)    Form, Schedule or Registration Statement No.:
            _____________________________________________

      3)    Filing Party:

            _____________________________________________

      4)    Date Filed:

            _____________________________________________